EXHIBIT 99.1

Oxygen Biotherapeutics Announces Closing of its Previously Announced Private Placement of Unregistered Convertible Notes and Warrants

MORRISVILLE, NC, July 1, 2011 - Oxygen Biotherapeutics, Inc. (NASDAQ and SIX Swiss Exchange: OXBT) today announced that it closed its previously announced private placement of unregistered convertible notes (the "Notes") and unregistered warrants ("Warrants"). The final amount of transaction was $4.9 million, an increase from the previously reported $4.6 million, as a result of an additional $0.3 million in Notes and Warrants that were offered and sold to an additional institutional investor. The transaction resulted in gross proceeds of $4.9 million to Oxygen, excluding any proceeds from exercise of the Warrants, and aggregate placement agent fees of approximately $297,000.

The Notes, Warrants, and common stock underlying the Notes and Warrants (collectively, the "Securities"), were offered and sold in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and Rule 506 thereunder. The Securities have not been registered under the Securities Act, and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the Securities or any other security of the Company.

About Oxygen Biotherapeutics, Inc.

Oxygen Biotherapeutics, Inc. is developing topical and intravenous medical products that deliver oxygen to tissues in the body. Currently, the company is focused on developing therapeutics for wound healing, dermatologic indications, traumatic brain injury, and decompression sickness. In addition, the Company markets and sells its DERMACYTE® line of oxygen-rich skin care products in the United States, Europe and Mexico.

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